Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com

FIRST BANCORP ANNOUNCES PAYMENT OF COMMON, PREFERRED AND TRUST PREFERRED DIVIDENDS

San Juan, Puerto Rico, June 4, 2008 — First BanCorp (NYSE:FBP) today announced that the Board of Directors has declared the next payment of dividends on Common, Series A through E Preferred and Trust Preferred I & II shares. Common stockholders of record as of June 15, 2008 will receive the 52nd consecutive quarterly dividend payment declared by First BanCorp’s Board of Directors, in the amount of $0.07 per share for the 2nd quarter of 2008, payable on June 30, 2008.

The estimated dividend amounts per share, record dates and payment dates for the Series A through E Preferred Shares are:

Series	$Per/share	Record Date	Payment Date
A	0.1484375	June 26, 2008	June 30, 2008
B	0.17395833	June 15, 2008	June 30, 2008
C	0.1541666	June 15, 2008	June 30, 2008
D	0.15104166	June 15, 2008	June 30, 2008
E	0.14583333	June 15, 2008	June 30, 2008

Approval was obtained as a part of First BanCorp’s previously announced agreement with the Board of Governors of the Federal Reserve System.

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 171 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the deteriorating economic conditions in Puerto Rico and the U.S., the impact of the consent order with the Federal Reserve Bank of New York on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent order, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, the deteriorating regional and national economic conditions, including the risks arising from credit and other risks of the Corporation’s lending and investment activities, particularly the condo conversion loans in its Miami Agency, any need to classify additional loans as non-performing loans as a result of the deterioration in the economic conditions of Puerto Rico or the U.S. market or for other reasons, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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